UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT - December 8, 2022

(Date of earliest event reported)

HONEYWELL INTERNATIONAL INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-8974	22-2640650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

855 South Mint Street, Charlotte, NC	28202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 627-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1 per share	HON	The Nasdaq Stock Market LLC
1.300% Senior Notes due 2023	HON 23A	The Nasdaq Stock Market LLC
0.000% Senior Notes due 2024	HON 24A	The Nasdaq Stock Market LLC
2.250% Senior Notes due 2028	HON 28A	The Nasdaq Stock Market LLC
0.750% Senior Notes due 2032	HON 32	The Nasdaq Stock Market LLC
4.125% Senior Notes due 2034	HON 34	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01	Entry into a Material Definitive Agreement

This disclosure updates disclosure previously made by Honeywell International Inc. (“Honeywell”) in Note 14 to the unaudited Consolidated Financial Statements set forth in Honeywell’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 and filed with the Securities and Exchange Commission (“SEC”) on October 27, 2022 (the “Form 10-Q”) and in Honeywell’s Current Reports on Form 8-K filed with the SEC on November 18, 2022 (and amended on such date by a Current Report on Form 8-K/A) and November 22, 2022. Capitalized terms used but not defined herein shall have the meaning given to them in the Form 10-Q.

On November 18, 2022, Honeywell entered into a definitive agreement (the “Buyout Agreement”) with the North American Refractories Asbestos Personal Injury Settlement Trust (the “Trust”), and on November 20, 2022, in exchange for the NARCO Trust Advisory Committee (the “TAC”) and Lawrence Fitzpatrick, in his capacity as the NARCO Asbestos Future Claimants Representative (the “FCR”), becoming parties to the Buyout Agreement, Honeywell, the Trust, the TAC, and the FCR entered into an Amended and Restated Buyout Agreement (the “Amended Buyout Agreement”).

Pursuant to the terms of the Amended Buyout Agreement, Honeywell will make a one-time, lump sum payment in the amount of $1.325 billion (subject to certain deductions as described in the Amended Buyout Agreement) (the “Buyout Amount”) to the Trust in exchange for the release by the Trust of Honeywell from all further and future obligations of any kind related to the Trust and/or any claimants who were exposed to asbestos-containing products manufactured, sold or distributed by North American Refractories Company (“NARCO”) or its predecessors, including Honeywell’s ongoing evergreen obligation to fund (i) claims against the Trust, which comprise Honeywell’s NARCO asbestos-related claims liability, and (ii) the Trust’s annual operating expenses, including its legal fees (which operating expenses, for reference, were approximately $21 million in 2021) (such evergreen obligations referred to in (i) and (ii), the “Honeywell Obligations”).

On December 8, 2022, the United States Bankruptcy Court for the Western District of Pennsylvania (the “Bankruptcy Court”) issued an order that (A) approves the Amended Buyout Agreement, and (B) declares that the NARCO Channeling Injunction (which bars all past, present and future individual actions in state or federal courts based on exposure to NARCO asbestos-containing products and requires all such claims to be made against the Trust) will remain in full force and effect without modification, dissolution, or termination (the “Order”). Upon the closing of the transactions contemplated in the Amended Buyout Agreement (the “Closing”), which shall take place as promptly as practicable following January 1, 2023 under the terms of the Amended Buyout Agreement, Honeywell will be released from the Honeywell Obligations. Honeywell continues to have the right to collect proceeds in connection with its NARCO asbestos-related insurance policies.

The foregoing description of the Amended Buyout Agreement is not intended to be complete and is qualified in its entirety by reference to the Amended Buyout Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

On December 14, 2022, HarbisonWalker International Holdings, Inc. (“HWI”), the reorganized and renamed entity that emerged from the NARCO bankruptcy, entered into a definitive agreement (the “Sale Agreement”) pursuant to which an affiliate of Platinum Equity, LLC will acquire HWI (the “HWI Sale”) subject to the terms set forth in the Sale Agreement, including customary conditions to closing set forth therein. In accordance with the Amended Buyout Agreement, the economic rights of the Trust in respect of the net proceeds from the HWI Sale inure to the benefit of Honeywell.

With the issuance of the Order, Honeywell will reduce the NARCO reserve ($695 million as of September 30, 2022) to its estimate of asbestos-related claims amounts expected to be paid by Honeywell to the Trust through the date of the Closing, and Honeywell will recognize a charge associated with the Buyout Amount (along with a related balance sheet impact) in the fourth quarter of 2022. In addition, the net proceeds to Honeywell from the anticipated HWI Sale will offset such charge and balance sheet impacts by approximately $300 million, which will also be recorded in the same quarter.

ITEM 8.01	Other Events

The disclosure set forth under Item 1.01 above is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit #	Description

10.1	Amended and Restated Buyout Agreement, dated November 20, 2022, between Honeywell International Inc., the North American Refractories Asbestos Personal Injury Settlement Trust, the NARCO Trust Advisory Committee, and Lawrence Fitzpatrick, in his capacity as the NARCO Asbestos Future Claimants Representative (incorporated by reference to Exhibit 10.1 of Honeywell’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2022).

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HONEYWELL INTERNATIONAL INC.

Date: December 14, 2022

	By:	/s/ Anne T. Madden
Anne T. Madden
Senior Vice President and General Counsel